Exhibit 10.30

EXECUTION VERSION

$3,000,000.00	May 21, 2008

PROMISSORY NOTE

FOR VALUE RECEIVED, CONSONUS ACQUISITION CORP., a Delaware corporation (“Maker”), having its principal place of business at 2282 South President’s Drive, Suite B, West Valley City, UT, 84120, hereby unconditionally promises to pay to the order of Proficio Bank, a Utah corporation (“Lender”), having its principal place of business at 420 East South Temple, Suite 520, Salt Lake City, Utah 84111, the principal sum of Three Million Dollars and No/100 ($3,000,000.00) in lawful money of the United States of America pursuant to the terms and conditions of that certain Loan Agreement of even date herewith between Maker and Lender, as the same may be amended, supplemented or otherwise modified from time to time (the “Loan Agreement”). Capitalized terms used in this Promissory Note (the “Note”) without definition have the meanings assigned to them in the Loan Agreement.

1.             Principal and Interest in Accordance with Loan Agreement. The aggregate principal amount of indebtedness evidenced hereby, and interest thereon, shall be payable as provided in the Loan Agreement. The principal amount hereof may be prepaid only in accordance with the terms and conditions of the Loan Agreement. As set forth in the Loan Agreement, on the Maturity Date, Maker shall pay Lender the entire remaining outstanding balance hereunder together with any other outstanding Obligations.

2.             Payments. All principal and interest hereunder are payable in lawful money of the United States of America in immediately available funds as provided in the Loan Agreement on the dates on which such payments shall become due and payable. Except as otherwise provided in the Loan Agreement, payments received by Lender from Maker on this Note shall be applied first to the payment of prepayment premiums, fees and costs, then to interest that is due and payable, and only thereafter to the outstanding principal balance.

3.             Certain Waivers, Etc. Maker, for itself and its legal representatives, successors and assigns, to the extent it may lawfully do so, hereby expressly waives presentment, demand, protest, notice of protest, presentment for the purpose of accelerating maturity and diligence in collection, and consents that Lender may release or surrender, exchange or substitute any personal property or other collateral security or guaranty now held or that may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby to the extent provided in the Loan Agreement without in any way affecting the liability of Maker.

4.             Certain References to Loan Agreement. This Note evidences, in part, the Loan (as that term is defined in the Loan Agreement), and is the “Note” referred to in, and is entitled to the benefits of, the Loan Agreement (including Exhibits and Schedules attached thereto) and all other documents, instruments and agreements evidencing and/or securing the indebtedness hereunder, including, without limitation, the Security Agreement. A default or breach of any term or condition of this Note will constitute an Event of Default under the Loan Agreement (on the terms set forth therein). The occurrence or continuing existence of an Event of Default under the Loan Agreement or any of the other Loan Documents shall constitute a default under this Note and shall, subject to the provisions of the Loan Agreement and the Subordination Agreement, entitle Lender to accelerate the entire indebtedness hereunder and to take such other action as may be provided for in the Loan Agreement or any other document, instrument or agreement evidencing or securing this Note, all in accordance with the terms of the Loan Agreement and the other Loan Documents.

5.             Usury Savings Clause. All agreements between or among Maker and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness or otherwise, shall the amount paid or agreed or deemed to be paid for the use or forbearance of the indebtedness evidenced hereby, whether in the form of interest, fees or other payment of cash or property (any such amount being referred to collectively in this paragraph as “Interest”) exceed the maximum permissible amount that Lender is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement and any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding such maximum amount, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if, from any circumstances, Lender should ever receive as Interest an amount that would exceed such maximum permissible amount, such amount as would be excessive Interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of Interest. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal amount of this Note (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law that results in a higher permissible rate of interest, then this Note shall be governed by such new usury law as of its effective date, provided further, however, that in the event there is a change in the law or the application of such law that requires a lower permissible rate of interest be applicable to the indebtedness evidenced hereby, then this Note shall be governed by such new usury law as of its effective date. This provision shall control every other provision of all agreements between Maker and Lender with respect to the subject matter of this paragraph.

6.             Miscellaneous Provisions. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law of any jurisdiction, such provision shall be ineffective to the extent of such prohibition or invalidity within such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Note in such jurisdiction and without invalidating such prohibited or invalid provision in any other jurisdiction. Whenever in this Note reference is made to Lender or Maker, such reference is made to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and inure to the benefit of said successors and assigns. Maker’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Maker.

7.             Payment of certain costs of Collection, Attorneys’ Fees, Etc. If this Note shall not be paid when due and shall be placed by the holder hereof in the hands of any attorney for collection, through legal proceedings (including litigation at trial and on appeal) or otherwise, Maker agrees to pay reasonable attorneys’ fees to the holder hereof together with reasonable costs and expenses of collection, including, without limitation, any such attorneys’ fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of Maker or any other party (other than Lender) to any instrument or agreement securing this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first set forth above.

MAKER:

CONSONUS ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Nana Baffour
Name:	Nana Baffour
Title:	Chairman of the Board